Exhibit 99.1

QUALITY DISTRIBUTION, INC. ANNOUNCES REDUCTION IN FORCE

TAMPA, Fla., April 14 /PRNewswire-FirstCall/ – Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) announced today that it has reduced its workforce. Most of the reductions occurred at the Company’s Tampa, FL headquarters where approximately 17% of the positions were eliminated. The Company eliminated approximately sixty positions and expects a reduction in payroll related cost in excess of $5 million dollars annually. In conjunction with this action, the Company will take a pre-tax charge for severance related costs of approximately $1.5 million in the second quarter.

Gary Enzor, Chief Executive Officer stated, “This was a very difficult decision, but one that was necessary in light of our recent financial performance. We made these reductions while giving full consideration to ensuring that we maintain our commitment to the highest standards for customer service and compliance. In addition to the announced staff reductions, we are focused on further cost reductions driven via procurement, increased loaded ratio and improved productivity. While our recent profitability has been below our expectations, we made these changes to strengthen our market leading position and we remain committed to both top and bottom line growth. We believe we have the access to capital necessary to not only weather the current economic cycle, but also to pursue our growth plans. With the December 2007 refinancing of our Senior Credit Facility, the Company had in excess of $50 million available borrowing capacity at the end of the quarter, a greater level of availability than at any time in our history.”

The Company also announced that first quarter revenues excluding fuel surcharge were approximately $177 million, an 11% increase over last year. Excluding the impact of our acquisition of Boasso, which closed in December of 2007, revenue for the quarter was flat with last year, as we continued to be impacted by the softness in the housing markets as well as 10% fewer work days in March this year as compared to last March.

Headquartered in Tampa, Florida, QDI, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash(R) facilities. QDI is an American Chemistry Council Responsible Care( R) Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; potential disruption at U.S.

ports of entry; changes in senior management; the Company’s ability to achieve projected operating objectives and debt reduction in 2008; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact: Timothy B. Page

Senior Vice President and Chief Financial Officer

800-282-2031 ext. 7376